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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

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
/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                                Teledyne, Inc.
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                (Name of Registrant as Specified In Its Charter)

                               WHX Corporation
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:  $500.00

     (2)  Form, Schedule or Registration Statement No.:  Schedule 14A

     (3)  Filing Party:  WHX Corporation

     (4)  Date Filed:  March 3, 1995
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                                                                  March 31, 1995

Dear Fellow Teledyne Shareholder:

     WHX is soliciting your vote to elect two directors out of seven.

     WHX IS NOT SEEKING CONTROL of the Teledyne Board in this proxy contest contrary to what Teledyne told its shareholders in a letter dated March 29, 1995. Two directors cannot control the other five. Consequently, the two WHX nominees will not be in a position to force a sale of Teledyne to WHX.

                         WHY VOTE FOR OUR TWO NOMINEES

Why vote for our two nominees, especially when the Teledyne Board has begun a "process to solicit offers for the POSSIBLE sale of Teledyne".

ASK THE FOLLOWING QUESTIONS

     1. What was the Teledyne stock price on the date WHX made its $22 per share offer?

        Answer: $17 1/2.

     2. How has the Teledyne Board responded since our offer was made?

        Answer: It adopted a "poison pill" so that no one could acquire more than 15% of the Company. In addition, the Teledyne proxy statement for the first time reveals rich termination agreements totalling $26.8 million for employees in the event of a change of control of Teledyne.

     3. When did the Teledyne Board finally announce that it would solicit offers for the sale of the Company?

        Answer: Just 28 days before the Annual Meeting and immediately before mailing its proxy solicitation materials to shareholders.

     4. Has the Teledyne Board committed to sell the Company to the highest bidder?

        Answer: NO.

IS THE TELEDYNE BOARD REALLY COMMITTED TO A SALE?

     To many observers, the Teledyne announcement regarding solicitation of offers appeared to be a commitment to "sell the Company." We are not convinced. Our skepticism is based on the following:

          1. Teledyne has repeatedly emphasized that it believes "substantial shareholder value will be created through execution of its business plan." As long as Teledyne emphasizes the hoped for benefits of its long-term business plan, we believe that a real investment risk exists that a sale of Teledyne will never take place.

          1. Teledyne did not announce it was going to solicit offers until almost four months after our initial proposal. We believe that it was our impending proxy fight that put pressure on the Teledyne Board to begin the process. We doubt Teledyne would continue the sale process if we ended our proxy contest.

     IN OUR OPINION, TELEDYNE RETAINED AN INVESTMENT BANKER TO SOLICIT OFFERS BECAUSE OF OUR IMPENDING PROXY CONTEST. WE BELIEVE THAT THE ONLY WAY TO KEEP THE PROCESS MOVING EXPEDITIOUSLY TO PRODUCE A SALE OF TELEDYNE IS TO ELECT OUR TWO NOMINEES WHO ARE COMMITTED TO A SALE OF TELEDYNE TO THE HIGHEST BIDDER AND WHO WILL ATTEMPT TO INFLUENCE THE MAJORITY OF THE TELEDYNE BOARD TO EFFECT SUCH A SALE RATHER THAN REMAIN INDEPENDENT.
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     If you have any question about our approach versus Teledyne's approach, refer to Teledyne's March 28, 1995 press release in which Teledyne stated: "it is committed to DETERMINING WHETHER A SALE of the Company or other transaction will achieve superior value for Teledyne shareholders." Teledyne DID NOT say it is committed to selling the Company.

                                  ASK YOURSELF

ASK YOURSELF THIS QUESTION

     Is the Teledyne Board more likely to sell the Company if two WHX nominees are elected directors or if there are no "outsiders" in the Teledyne boardroom urging the sale?

                          THE ANSWER SHOULD BE OBVIOUS

     VOTE for the two WHX nominees who are committed to a sale of Teledyne to the highest bidder and who will attempt to influence the majority of the Teledyne Board to effect such a sale rather than remain independent. Please mark, sign, date and mail your WHITE proxy card today.

                                          Sincerely yours,

                                          WHX CORPORATION

                                          Ronald LaBow
                                          Chairman of the Board of Directors

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                                   IMPORTANT

The enclosed Proxy Statement details the background of our proposal. Please read it carefully. IF, LIKE US, YOU BELIEVE THAT YOU SHOULD HAVE THE OPPORTUNITY TO DECIDE THE FUTURE OF YOUR COMPANY AND REALIZE THE FAIR VALUE FOR YOUR TELEDYNE SHARES NOW, WE URGE YOU TO MARK, SIGN, DATE AND MAIL THE WHITE PROXY CARD TODAY. IF YOU HAVE ALREADY RETURNED A PROXY CARD TO TELEDYNE, YOU CAN REVOKE THAT PROXY BY RETURNING A NEW WHITE PROXY CARD TODAY. ONLY YOUR LATEST DATED PROXY CARD WILL BE COUNTED.

                IF YOU NEED ADDITIONAL INFORMATION OR ASSISTANCE
                       IN VOTING YOUR SHARES, PLEASE CALL
             GEORGESON & COMPANY INC., TOLL FREE AT 1-800-223-2064.

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